Exhibit 99

Contact:	David W. Sharp
(713-361-2630)

For release July 29, 2004

HORIZON OFFSHORE ANNOUNCES RESULTS OF 2004 ANNUAL MEETING

HOUSTON-(July 29, 2004)-Horizon Offshore, Inc. (NASDAQ: HOFF) announced today that at its annual meeting of stockholders held on July 28, 2004, its stockholders voted overwhelmingly to re-elect three directors, to elect one new director and to authorize a charter amendment increasing the number of authorized shares of its common stock from 35 million to 100 million. Chairman J. Louis Frank, and board members Ken R. LeSuer and Bill J. Lam, who is also the Company's Chief Executive Officer, were re-elected for terms expiring at the 2007 annual meeting of stockholders. In addition, Raymond L. Steele was elected to the board of directors of the Houston-based marine construction company for a term that also will expire at the 2007 annual meeting of stockholders.

Mr. Steele served as Executive Vice President of Paceholder Associates, Inc. from August 1990 until his retirement in September 2003. Previously, he was Executive Advisor at the Nickert Group (from 1989 to 1990) and Vice President, Trust Officer and Chief Investment Officer of the Provident Bank (from 1984 to 1988). He is a member of the Board of Directors and chairman of the audit committee of Globix Corporation, a member of the Board of Directors and the audit committee of American BankNote Corporation, a member of the Board of Directors and chairman of the audit committee of DualStar Technologies Corporation, and a member of the Board of Directors of Newcastle Holdings, Inc. Mr. Steele graduated from The University of Cincinnati in 1957 with a degree in Mathematics.

"Mr. Steele's over forty years involvement with the investment community and his extensive financial background will serve Horizon well,'' said J. Louis Frank, Chairman of the Board of Horizon.

Horizon Offshore provides marine construction services to the offshore oil and gas industry. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the Company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effect and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.